                                                                   EXHIBIT (a) 2

                              FINANCIAL STATEMENTS

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

                      FOR THE YEAR ENDED DECEMBER 31, 1995

[PRICE WATERHOUSE LLP LETTERHEAD]


                        Report of Independent Accountants

May 17, 1996

The Board of Directors of
Paramount Communications Systems, Inc.

In our opinion, the accompanying balance sheet and the related statements of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Paramount Communications Systems, Inc. at December 31, 1995 and the results of its operations, its changes in shareholders' equity and its cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

As discussed in Note 6, on March 15, 1996, the Company's net assets were sold to an unrelated party.



/s/ Price Waterhouse LLP

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PARAMOUNT COMMUNICATIONS SYSTEMS, INC.
BALANCE SHEET
DECEMBER 31, 1995
- --------------------------------------------------------------------------------

   ASSETS

Current assets:
   Cash and cash equivalents                            $  479,984
   Receivables:
      Trade                                                237,455
      Shareholder                                           38,168
                                                        ----------
        Total current assets                               755,607

Property and equipment, net                                788,582
Intangible assets, net                                     146,029
Other assets                                                15,098
                                                        ----------
                                                        $1,705,316
                                                        ==========


   LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable and accrued expenses                   373,866
   Location commissions payable                             65,958
   Shareholder distributions payable                       155,532
   Notes payable to affiliates                             483,246
                                                        ----------
        Total current liabilities                        1,078,602
                                                        ----------


Commitments and contingencies                                 --
                                                        ----------


Shareholders' equity:
   Common stock, $1 par value; 100 shares authorized,
    issued and outstanding                                     100
   Additional paid-in capital                               19,900
   Retained earnings                                       606,714
                                                        ----------
      Total shareholders' equity                           626,714
                                                        ----------
                                                        $1,705,316
                                                        ==========




   The accompanying notes are an integral part of these financial statements.

PARAMOUNT COMMUNICATIONS SYSTEMS, INC.
STATEMENT OF INCOME
YEAR ENDED DECEMBER 31, 1995
- --------------------------------------------------------------------------------


Revenues:
   Coin calls                              $ 3,751,744
   Non-coin calls                            1,923,724
                                           -----------
      Total revenues                         5,675,468
                                           -----------

Operating costs and expenses:
   Telephone charges                         1,543,956
   Commissions                                 696,443
   Selling, general and administrative       2,407,479
   Depreciation and amortization               393,204
                                           -----------
      Total operating costs and expenses     5,041,082
                                           -----------
      Operating income                         634,386
                                           -----------
Other income (expenses):
   Interest and other income                    14,800
   Interest expense                            (64,210)
   Other                                       (85,231)
                                           -----------
      Total other expenses                    (134,641)
                                           -----------
      Net income                           $   499,745
                                           ===========



   The accompanying notes are an integral part of these financial statements.

PARAMOUNT COMMUNICATIONS SYSTEMS, INC.
STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 1995
- --------------------------------------------------------------------------------


Cash flows from operating activities:
   Net income                                                 $   499,745
   Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization                               393,204
      Changes in assets and liabilities:
        Decrease in receivables                                     2,392
        Decrease in other current assets                           11,190
        Decrease in other assets                                    9,632
        Increase in other accounts payable and accrued
         expenses                                                 179,706
        Increase in location commissions payable                   10,915
                                                              -----------
           Net cash provided by operating activities            1,106,784
                                                              -----------
Cash flows from investing activities:
   Purchases of equipment                                        (356,791)
                                                              -----------
Cash flows from financing activities:
   Proceeds from issuance of notes payable to related party       200,000
   Distributions to shareholders                                 (229,088)
   Repayments of notes payable to related parties                (439,470)
                                                              -----------
           Net cash used in financing activities                 (468,558)
                                                              -----------
           Net increase in cash and cash equivalents              281,435

Cash and cash equivalents, beginning of year                      198,549
                                                              -----------

Cash and cash equivalents, end of year                        $   479,984
                                                              ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the year for interest                        $    64,210
                                                              ===========



   The accompanying notes are an integral part of these financial statements.

PARAMOUNT COMMUNICATIONS SYSTEMS, INC.
STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
YEAR ENDED DECEMBER 31, 1995
- --------------------------------------------------------------------------------




                          COMMON STOCK
                        ----------------    ADDITIONAL
                                             PAID-IN        RETAINED
                        SHARES    AMOUNT     CAPITAL        EARNINGS         TOTAL
Balance
 December 31, 1994       100       $100      $19,900        $106,969       $126,969
                         ---       ----      -------        --------       --------

Net income               --         --          --           499,745        499,745
                         ---       ----      -------        --------       --------

Distributions            --         --          --              --             --
                         ---       ----      -------        --------       --------

Balance
 December 31, 1995       100       $100      $19,900        $606,714       $626,714
                         ===       ====      =======        ========       ========



   The accompanying notes are an integral part of these financial statements.

PARAMOUNT COMMUNICATIONS SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1995
- --------------------------------------------------------------------------------


1.    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      ORGANIZATION

      Paramount Communications Systems, Inc. (the "Company"), a Florida corporation, was formed in March 1987 as a result of the deregulation of the telephone industry. The Company is in the business of installing, maintaining and operating pay telephones throughout South Florida.

      CASH AND CASH EQUIVALENTS

      The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

      PROPERTY AND EQUIPMENT

      Property and equipment is stated at cost and depreciated on a straight-line basis over five years, the estimated useful lives of the respective assets. Maintenance, repairs and minor replacements of these items are charged to expense as incurred.

      INTANGIBLE ASSETS

      Intangible assets consist of non-compete agreements and location contracts. The non-compete agreements are being amortized on a straight-line basis over their duration (five years) and expire through July 1998. Also, in connection with certain equipment acquisitions, the Company entered into location contracts for two and one-half years terms. These contracts expired in June 1995.

      REVENUE RECOGNITION

      Revenues from coin calls and non-coin calls are recognized as calls are made. When revenue on a telephone call is recorded, an expense is also recorded for fees associated with the call. Revenue from the telephone service agreement is recognized in the month of service.

      INCOME TAXES

      The Company is a Subchapter S corporation. As such, no provision is made for income taxes as income or loss is included in the tax returns of the shareholders.

      CONCENTRATIONS OF CREDIT AND BUSINESS RISK

      Receivables have a significant concentration of credit risk in the telecommunications industry. In addition, receivables are generated by the Company's pay telephones located in the state of Florida.

PARAMOUNT COMMUNICATIONS SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1995
- --------------------------------------------------------------------------------


      SHAREHOLDERS DISTRIBUTIONS

      The Company generally distributes 100 percent of tax-basis profits to its shareholders annually.

      FAIR VALUE OF FINANCIAL INSTRUMENTS

      During 1995, the Company adopted the provisions of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments", which requires the disclosure of fair value of financial instruments. The Company's financial instruments consist of cash and cash equivalents, trade receivables and notes payable to affiliates. The carrying amount of these instruments at December 31, 1995 approximates their fair value.

      USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.    PROPERTY AND EQUIPMENT

      Property and equipment consists of the following:

      Installed pay telephones and related equipment   $ 3,259,133
      Furniture, fixtures and office equipment              40,125
      Automobiles                                           31,943
      Leasehold improvements                                 4,025
      Warehouse equipment                                    1,772
                                                       -----------
                                                         3,336,998
      Accumulated depreciation                          (2,548,416)
                                                       -----------
      Property and equipment, net                      $   788,582
                                                       ===========


      Depreciation expense amounted to $282,902 for the year ended December 31, 1995.

3.    INTANGIBLE ASSETS

      Intangible assets consist of the following:

      Non-compete agreements                             $ 533,135
      Location contracts                                   194,240
                                                         ---------
                                                           727,375
      Accumulated amortization                            (581,346)
                                                         ---------
      Intangible assets, net                             $ 146,029
                                                         =========

PARAMOUNT COMMUNICATIONS SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1995
- --------------------------------------------------------------------------------



      Amortization expense related to intangible assets amounted to $110,302 for the year ended December 31, 1995.

4.    RELATED PARTY TRANSACTIONS

      NOTES PAYABLE

      The Company has notes payable to related parties, with principal and interest payable monthly at an annual rate of 10% and due in 1996. These notes are collateralized by installed pay telephones and related equipment. The notes were assumed and subsequently paid-off by the acquiring company (Note 6).

      Interest expense paid to related parties relating on these notes amounted to $64,210 in 1995.

      PAYROLL ALLOCATION

      Included in selling, general and administrative expenses is an allocation of payroll for certain service personnel working for various related party companies under common ownership. The allocation is based on management's estimate of the amount of time each employee provides each related company.

      OPERATING LEASE

      The Company occupies a facility under a lease with a related party which expired on May 31, 1993. Under the terms of the lease, the Company has the right to renew the lease for a five-year period which began immediately after the end of the initial term. The Company has not renewed the lease and currently leases the facility on a month-to-month basis. The lease provides that the Company pay its proportional share of the building's taxes, maintenance, insurance and other related occupancy expenses.

      Rent expense for the year ended December 31, 1995 amounted to $22,812.

      VEHICLE LEASES

      The Company lease various vehicles from a related party. Total lease payments made in connection with these leases amounted to $46,866 during 1995.

5.    COMMITMENTS AND CONTINGENCIES

      The Company is involved in litigation from time to time in the ordinary course of business. In the opinion of management, the ultimate resolution of these matters will not have a material effect on the Company's financial position or results of operations.

PARAMOUNT COMMUNICATIONS SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1995
- --------------------------------------------------------------------------------

6.    SUBSEQUENT EVENTS

      ACQUISITION

      On March 15, 1996, the Company completed an Asset Purchase Agreement with an unrelated party. Under the terms of the Agreement, the Company sold its assets, including 2,528 installed telephones and related equipment, for a cash price of approximately $9.6 million, warrants to purchase shares of stock of the acquiring company, and the assumption, by the acquiring company, of approximately $733,000 of outstanding Company liabilities. The purchase price also included a five year consulting agreement with one of the Company's former officers valued at $50,000.

      TELECOMMUNICATIONS REFORM

      On February 8, 1996, the President of the United States signed into law the Telecommunications Act of 1996 (the "Act"). The Act changes many provisions of the Communications Act of 1934 and requires the Federal Communications Commission (the "FCC") to change its existing rules and adopt new rules in several areas affecting broadcasting. This Act is one of the most significant changes to the Communications Act since its adoption in 1934. Since the Act recently was passed and became law, the FCC has only begun the proceedings that the Act requires and it remains to be seen how the FCC will interpret certain of its provisions. Congress and the FCC currently have under consideration and may in the future adopt new laws and regulations and polices regarding a wide variety of matters which could, directly or indirectly, adversely affect the operation of the Company as well as its business strategies.

                                    * * * * *